                                                                       EXHIBIT 1

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                  Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
American Country Holdings Inc.:

We have audited the accompanying consolidated balance sheets of American Country Holdings Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2001. We have also audited the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the three months ended March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Country Holdings Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the three-month period ended March 31, 2002 and each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 3 to the consolidated financial statements, the Company's consolidated balance sheet as of December 31, 2001 and 2000, and the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2001 and for the three months ended March 31, 2002, have been restated.

Chicago, Illinois
August 8, 2003

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

                          (In thousands of US dollars)

                                                                                             DECEMBER 31
                                                                                   -----------------------------
                                                                                        2001           2000
                                                                                   --------------  -------------
                                                                                   (as restated)   (as restated)
                                     ASSETS

Investments (notes 2 and 4):
 Available-for-sale:
  Fixed maturities - at fair value (amortized cost:
   2001 - $123,207; 2000 - $125,346)                                               $      126,861        126,457
  Equity securities - at fair value (cost:
   2001 - $2,072; 2000 - $1,636)                                                            2,078          1,640
 Collateral loans (at amortized costs, which approximates fair value)                       1,659          2,005
                                                                                   --------------   ------------
    Total investments                                                                     130,598        130,102

Cash and cash equivalents                                                                   6,773         16,790
Premiums receivable (net of allowance: 2001 -- $417; 2000 - $386)                          14,907         13,283
Reinsurance recoverable                                                                    24,879         23,695
Deferred income taxes (note 6)                                                             13,420          8,960
Income taxes receivable                                                                     5,122          5,122
Deferred policy acquisition costs                                                           2,541          3,185
Accrued investment income                                                                   1,495          1,808
Property and equipment                                                                        933            633
Other assets                                                                                1,457            926
                                                                                   --------------   ------------
    Total assets                                                                   $      202,125        204,504
                                                                                   ==============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Unpaid losses and loss adjustment expenses (note 7)                               $      149,600        136,453
 Unearned premiums                                                                         13,462         17,464
 Note payable and line of credit (note 9)                                                  10,250         10,750
 Accrued expenses                                                                           5,091          3,070
 Ceded reinsurance premiums payable                                                         4,946          9,339
 Premium deposits                                                                              --            182
 Drafts outstanding                                                                           394            737
                                                                                   --------------   ------------
    Total liabilities                                                                     183,743        177,995
                                                                                   --------------   ------------
Commitments and contingent liabilities (notes 12 and 13)

Stockholders' equity (notes 1 and 8):
 Common stock, $0.01 par value. Authorized 60,000,000 shares;
  issued and outstanding: 9,624,975 shares in 2001; 9,041,207 shares in 2000                   96             90
 Preferred stock, $0.10 par value. Authorized 2,000,000 shares;
  issued and outstanding: 305,000 shares in 2001; 405,000 shares in 2000                       31             41
 Additional paid-in capital                                                                42,840         42,828
 Accumulated other comprehensive income                                                     2,692            902
 Accumulated deficit                                                                      (27,277)       (17,352)
                                                                                   --------------   ------------
    Total stockholders' equity                                                             18,382         26,509
                                                                                   --------------   ------------
    Total liabilities and stockholders' equity                                     $      202,125        204,504
                                                                                   ==============   ============

See accompanying notes to consolidated financial statements.

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                   March 31, 2002, December 31, 2001 and 2000

           (In thousands of US dollars, except for earnings per share)

                                                          THREE MONTHS
                                                             ENDED               YEARS ENDED DECEMBER 31,
                                                           MARCH 31,      --------------------------------------
                                                             2002                2001                2000
                                                        ---------------   ------------------   -----------------
                                                         (as restated)       (as restated)       (as restated)
Revenues:
  Premiums earned                                       $        11,670               63,608              70,724
  Net investment income                                           2,058                8,481               8,522
  Net realized gains (losses) on investments                        641                  311                (194)
  Other income                                                       23                  108                 217
                                                        ---------------   ------------------   -----------------
    Total revenues                                               14,392               72,508              79,269
                                                        ---------------   ------------------   -----------------
Losses and expenses:
  Losses and loss adjustment expenses                            18,759               69,701              77,967
  Amortization of deferred policy acquisition costs               1,395               12,163              10,932
  Administrative and general expenses                             2,875                5,769               6,331
                                                        ---------------   ------------------   -----------------
    Total losses and expenses                                    23,029               87,633              95,230
                                                        ---------------   ------------------   -----------------
    Loss before income taxes                                     (8,637)             (15,125)            (15,961)
                                                        ---------------   ------------------   -----------------
Provision for income tax (note 6):
  Current                                                            --                   --              (1,781)
  Deferred                                                       (2,934)              (5,413)             (3,867)
                                                        ---------------   ------------------   -----------------
                                                                 (2,934)              (5,413)             (5,648)
                                                        ---------------   ------------------   -----------------
    Net loss                                            $        (5,703)              (9,712)            (10,313)
                                                        ===============   ==================   =================
Basic earnings per share                                $         (0.59)               (1.06)              (1.28)

Dilutive earnings per share                                       (0.59)               (1.06)              (1.26)

See accompanying notes to consolidated financial statements.

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                   March 31, 2002, December 31, 2001 and 2000

                          (In thousands of US dollars)

                                                                                             ACCUMULATED
                                   NUMBER OF            NUMBER OF              ADDITIONAL       OTHER       RETAINED      TOTAL
                                    SHARES     COMMON    SHARES    PREFERRED    PAID-IN     COMPREHENSIVE   EARNINGS   STOCKHOLDERS'
                                    ('000)      STOCK    ('000)      STOCK      CAPITAL        INCOME       (deficit)     EQUITY
                                  -----------  ------   ---------  ---------  -----------   -------------  ----------  -------------
Balance at December 31, 1999            8,011  $   80          --  $      --       37,104          (1,784)      1,310        36,710
  Prior period adjustment
   relating to restatement of tax,
   loss, and loss adjustment
   expense reserves (net of
   applicable income taxes
   of $2,945)                              --      --          --         --           --              --      (8,349)       (8,349)
Comprehensive income, net of tax
  Net loss                                 --      --          --         --           --              --     (10,313)      (10,313)
  Change in net unrealized
   investment gains (net of
   applicable income taxes of
   $1,710)                                 --      --          --         --           --           2,558          --         2,558
  Less elimination of realized
   gain included in income as
   reported (net of applicable
   income tax of $66)                      --      --          --         --           --             128          --           128
                                                                                                                       ------------
    Total comprehensive loss                                                                                                 (7,627)

Issuance of additional common
 shares and issuance of
 preferred shares pursuant to
 Private Placement                        814       8         405         41        5,202              --          --         5,251
Issuance of additional shares
 upon exercise of options and
 warrants                                 100       1          --         --          287              --          --           288
Issuance of additional shares to
 employee benefit plans                   116       1          --         --          235              --          --           236
                                  -----------  ------   ---------  ---------  -----------   -------------  ----------  ------------
Balance at December 31, 2000 -
 as restated                            9,041      90         405         41       42,828             902     (17,352)       26,509
Comprehensive income, net of tax:
  Net loss                                 --      --          --         --           --              --      (9,712)       (9,712)
  Change in net unrealized
   investment gains (net of
   applicable income taxes of
   $931)                                   --      --          --         --           --           1,995          --         1,995
  Less elimination of realized
   gain included in income as
   reported (net of applicable
   income tax of $106)                     --      --          --         --           --            (205)         --          (205)
                                                                                                                       ------------
     Total comprehensive loss                                                                                                (7,922)

Payment of preferred dividends             --      --          --         --           --              --        (213)         (213)
Issuance of additional common
 shares pursuant to conversion of
 preferred stock                          571       6        (100)       (10)          --              --          --            (4)
Issuance of additional shares to
 employee benefit plans                    13      --          --         --           12              --          --            12
                                  -----------  ------   ---------  ---------  -----------   -------------  ----------  ------------
Balance at December 31, 2001 -
 as restated                            9,625      96         305         31       42,840           2,692     (27,277)       18,382

  Net loss                                 --      --          --         --           --              --      (5,703)       (5,703)
  Change in net unrealized
   investment gains (net of
   applicable income taxes of
   $380)                                   --      --          --         --           --          (1,119)         --        (1,119)
  Less elimination of realized
   gain included in income as
   reported (net of applicable
   income tax of $218)                     --      --          --         --           --            (423)         --          (423)
                                                                                                                       ------------
     Total comprehensive loss                                                                                                (7,245)

Payment of preferred dividends             --      --          --         --           --              --         (46)          (46)
Issuance of additional shares to
 employee benefit plans                     4                                           8                                         8
                                  -----------  ------   ---------  ---------  -----------   -------------  ----------  ------------
Balance at March 31, 2002 - as
 restated                               9,629  $   96         305  $      31       42,848           1,150     (33,026)       11,099
                                  ===========  ======   =========  =========  ===========   =============  ==========  ============

See accompanying notes to consolidated financial statements.

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                   March 31, 2002, December 31, 2001 and 2000

                          (In thousands of US dollars)

                                                           THREE MONTHS
                                                              ENDED           YEARS ENDED DECEMBER 31,
                                                             MARCH 31,      -----------------------------
                                                               2002             2001            2000
                                                          ---------------   -------------   -------------
                                                           (as restated)    (as restated)   (as restated)
Operating activities:
  Net loss                                                $        (5,703)         (9,712)        (10,313)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Change in premiums receivable and reinsurance
     recoverables                                                 (22,676)         (2,808)         (8,893)
    Change in reserve for unpaid losses and loss
     adjustment expenses                                            6,574          13,147          19,851
    Change in reserve for unearned premiums                        22,986          (4,002)         (1,264)
    Change in ceded reinsurance premiums payable                    2,657          (4,393)         10,350
    Amortization of deferred policy acquisition costs               1,395          12,163          10,932
    Deferred policy acquisition costs capitalized                  (2,748)        (11,519)        (10,866)
    Provision for deferred income taxes                            (2,934)         (5,413)         (3,867)
    Net realized losses (gains) on investments                       (641)           (311)            194
    Provision for depreciation                                        122             358             431
    Change in accrued expenses                                      1,605           2,021          (1,222)
    Change in income taxes receivable                               1,581              --          (1,781)
    Change in other assets and liabilities                           (437)           (719)           (294)
                                                          ---------------   -------------   -------------
      Net cash provided by (used in)
       operating activities                                         1,781         (11,188)          3,258
                                                          ---------------   -------------   -------------
Investing activities:
  Fixed maturities available-for-sale:
    Purchases                                                     (14,185)        (66,194)       (172,910)
    Sales                                                           6,428          53,170         167,030
    Maturities, calls, and prepayments                              6,235          15,744           9,778
  Equity securities available-for-sale:
    Purchases                                                        (986)         (2,083)         (1,283)
    Sales                                                              --           1,647              --
  Sale or maturity or (purchase) of other investments                 (26)           (753)          2,011
  Net issuance of collateral loans and other investments           (2,329)            346          (1,442)
                                                          ---------------   -------------   -------------
      Net cash provided by (used in) investing activities          (4,863)          1,877           3,184
                                                          ---------------   -------------   -------------
Financing activities:
  Repayment of note payable                                          (250)           (500)           (400)
  Issuance of common stock and preferred stock                          8               7           5,487
  Options and warrants exercised                                       --              --             288
  Dividends paid to stockholders                                      (46)           (213)             --
                                                          ---------------   -------------   -------------
      Net cash and cash equivalents provided by
       (used in) financing activities                                (288)           (706)          5,375
                                                          ---------------   -------------   -------------
      Net increase (decrease) in cash and cash
       equivalents                                                 (3,370)        (10,017)         11,817
Cash and cash equivalents beginning of period                       6,773          16,790           4,973
                                                          ---------------   -------------   -------------
Cash and cash equivalents ending of period                $         3,403           6,773          16,790
                                                          ===============   =============   =============

See accompanying notes to consolidated financial statements.

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

(1)     ORGANIZATION

        (a)     NATURE OF OPERATIONS

                American Country Holdings Inc. (the Company) is an insurance holding company which has as its direct subsidiaries American Country Insurance Company (American Country), American Country Financial Services Corporation (Financial Services), American Country Professional Services Corporation (Professional Services), and American Country Underwriting Agency Inc. Through its subsidiaries, the Company conducts business as a specialty property and casualty insurer and provides premium financing and collateralized loans for certain of American Country's customers. Through its subsidiaries, the Company intends to provide underwriting management and third party claims administration to other insurance companies in the future.

                American Country is an Illinois domestic insurance company that specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. Prior to April 1, 2001, American Country also wrote commercial lines insurance for contractors. This business was not renewed and the product lines were discontinued. American Country's specialty public livery coverages (taxicab and limousine) are primarily written on risks in the City of Chicago and the surrounding suburbs, Connecticut, Indiana, Michigan, Minnesota, New York, Pennsylvania, and Wisconsin. American Country has extended its geographic coverage as part of its expansion program for the transportation and restaurant lines. American Country is licensed in the states of Connecticut, Illinois, Indiana, Iowa, Kentucky, Massachusetts, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, Texas, Wisconsin, and in the District of Columbia, and Nevada. American Country also is recognized as an excess and surplus lines carrier in 10 states.

                Transportation lines, which include automobile liability and physical damage coverages for taxicabs and limousines and workers compensation coverage for drivers, accounted for 94.6%, 77.1%, and 67.1% of total gross premiums written for the three months ended March 31, 2002 and for the full years 2001 and 2000, respectively. Hospitality lines, which include coverage for restaurants, taverns and banquet halls, accounted for 4.6%, 13.7%, and 14.8% of total gross premiums written for the three months ended March 31, 2002 and for the full years 2001 and 2000, respectively. Commercial lines, which include multi-peril risks and workers' compensation, accounted for 0.8%, 9.2%, and 18.1% of total gross premiums written for the three months ended March 31, 2002 and for the full years 2001 and 2000, respectively. American Country's business is written by salaried employees and through approximately 25 independent insurance producers located in the states in which American Country is licensed.

                Financial Services operates principally as a premium finance company.

                Professional Services provides collateralized loans to certain of American Country's larger customers, and is licensed as a third party claims administrator.

                American Country Underwriting Agency Inc. was created in December 2000 to operate as a managing general underwriter.

                                        6                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

(2)     SIGNIFICANT ACCOUNTING POLICIES

        (a)     BASIS OF PRESENTATION

                The accompanying consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America
                (GAAP) and include the accounts and operations of the Company and its wholly owned subsidiaries, American Country, Financial Services, Professional Services, and American Country Underwriting Agency Inc. Significant inter-company accounts and transactions have been eliminated.

        (b)     USE OF ESTIMATES AND CONCENTRATION OF RISK

                The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions, which include the reserves for losses and loss adjustment expenses and fair market value of financial instruments, could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. American Country has a concentration of risk that is both geographic and customer-based in Chicago.

        (c)     PREMIUM REVENUE

                Premiums are earned pro rata over the terms of the policies. The reserve for unearned premiums is determined on a daily basis.

        (d)     LOSSES AND LOSS ADJUSTMENT EXPENSES

                Losses and loss adjustment expenses (LAE) represent the estimated ultimate net cost of all reported and unreported losses incurred but not paid, as of December 31, 2000 and 2001 and March 31, 2002. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses and are not discounted. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in the estimates of reserves for losses and LAE, management believes that the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. Estimated salvage and subrogation recoveries are accrued when the related losses are incurred.

        (e)     REINSURANCE

                Reinsurance premiums, losses, and LAE are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums earned and losses incurred ceded to other companies have been reported as a reduction of premium revenue and losses and LAE. Commissions allowed by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance recoverables are reported relating to the portion of reserves and paid losses and LAE that are ceded to other companies. The Company remains contingently liable for all loss payments in the event of failure to collect from the reinsurers.

                                        7                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        (f)     DEFERRED POLICY ACQUISITION COSTS

                Costs of acquiring new business, principally commissions and premium taxes, are deferred, subject to recoverability, and amortized as the related premium is earned. The Company considers anticipated investment income in determining whether a premium deficiency relating to short duration contracts exists.

        (g)     INVESTMENTS

                The Company follows Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires categorization of fixed maturities either as held to maturity, available for sale, or trading and equity securities as available for sale or trading.

                Fixed maturities (bonds and redeemable preferred stocks) that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Fixed maturities that the Company does not have the positive intent and ability to hold to maturity and all equity securities (common stocks and nonredeemable preferred stocks) are classified as available-for-sale and are reported at fair value. Unrealized gains and losses on fixed maturities available for sale and equity securities are excluded from income and are recorded directly to stockholders' equity as accumulated other comprehensive income, net of related deferred income taxes. The Company has not classified any fixed maturity or equity securities as trading. The Company does not hold any fixed maturities as held-to-maturity.

                Collateral loans are carried at amortized cost, which approximates fair value.

                Net investment income consists primarily of interest and dividends less expenses. Interest on fixed maturities and mortgage loans, adjusted for any amortization of discount or premium, is recorded as income when earned and includes adjustments resulting from anticipated prepayments of collateralized mortgage obligations. Investment expenses are accrued as incurred. Realized investment gains or losses are computed using specific costs of securities sold, and include write-downs on investments having an other-than-temporary decline in value.

                The Company continually monitors its portfolio for losses of an other-than-temporary nature for investments where market values are below their original cost. Any such losses are recorded as realized investment losses in the year in which such a determination is made. There were no other-than-temporary losses in the first quarter of 2002 or for the year ended December 31, 2001; however, an other-than-temporary pre-tax loss of $179,000 was recorded in 2000.

                At March 31, 2002, the Company did not own or utilize derivative financial instruments for the purpose of hedging or reducing the cost of its debt obligations. At March 31, 2002, the Company utilized derivative financial instruments for the purpose of enhancing the overall return of its investment portfolio. The only derivatives owned by the Company are convertible securities.

                In the first quarter of 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (collectively referred to as

                                        8                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                SFAS 133). The Company had no derivatives as of January 1, 2001. Initial adoption of SFAS 133 did not have a significant impact on the equity of the Company; however, adoption of SFAS 133 resulted in a pre-tax decrease to 2001 earnings of $289,000. This amount related to the Company's convertible investments, which were purchased in the first quarter of 2001. Because the Company already carried its investments at fair value through other comprehensive income, there was an equal and offsetting adjustment to stockholders' equity (accumulated other comprehensive income).

                A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index, or rate, has a notional amount, and can be net settled. Derivatives include, but are not limited to, the following types of investments: interest rate swaps, interest rate caps and floors, put and call options, warrants, swaptions, futures, forwards, and commitments to purchase securities and combinations of the foregoing. Derivatives embedded within nonderivative instruments (such as call options embedded in convertible bonds) must be split from the host instrument and accounted for under SFAS 133 when the embedded derivative is not clearly and closely related to the host instrument. In addition, noninvestment instruments, including certain types of insurance contracts that have historically not been considered derivatives, can be derivatives or contain embedded derivatives under SFAS 133. SFAS 133 requires that all derivatives be recorded in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of exposures to changes in fair value, cash flows, or foreign currency exchange rates. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the nature of any hedge designation thereon. Options embedded in convertible debt and equity securities do not qualify for hedge accounting.

                Embedded derivatives are classified as fixed maturities or equity securities in the consolidated balance sheets, consistent with the host instruments. The change in the market value of the embedded derivatives resulted in a pre-tax gain of approximately $703,000 for the three months ended March 31, 2002, and has been recorded as a realized investment gain in the consolidated statement of income.

        (h)     INCOME TAXES

                The Company files a consolidated return with its subsidiaries, and accordingly the Company has executed a tax sharing agreement, which requires the subsidiaries to pay the Company amounts equal to the federal income tax that would he payable if the subsidiaries filed on a stand-alone basis.

                Management believes that it is more likely than not that the current temporary differences will reverse during the periods in which the Company generates net taxable income. The Company expects to generate sufficient taxable income to realize its loss and credit carryforwards within the statutory carryforward period. There are, however, no assurances that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully utilize recorded tax benefits.

        (i)     PROPERTY AND EQUIPMENT

                Property and equipment, primarily data processing equipment and leasehold improvements, are reported at depreciated cost, with depreciation recorded on a straight-line basis with lives of five years for data processing equipment and a range of six to eleven years for leasehold improvements.

                                        9                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                Accumulated depreciation amounted to $4,243,000, and $3,792,000 at December 31, 2001 and 2000, respectively. Depreciation expense amounted to $122,000, $358,000, and $431,000 for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000, respectively.

        (j)     STOCK OPTIONS

                The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB
                25) and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        (k)     EARNINGS PER SHARE

                Basic earnings per share are computed on a weighted average number of common shares outstanding, excluding any dilutive effect of options and warrants. Dilutive earnings per share is computed based upon the weighted average number of common shares outstanding plus the dilutive effects of options and warrants. The dilutive effect of options and warrants is calculated under the treasury stock method using the average market price for the period.

                On May 8, 2000, the Company effected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. Issued and outstanding shares after the reverse stock split represented approximately 13.37% of the total authorized number of shares. The number of common shares issued and outstanding has been restated for all periods presented.

                Restated earnings per share (see note 3) is calculated as follows (in thousands, except for per share data):

                                                         THREE MONTHS         YEARS ENDED DECEMBER 31,
                                                            ENDED           ---------------------------
                                                        MARCH 31, 2002         2001           2000
                                                     -------------------    -----------   -------------
                Net loss as restated (see note 3)     $           (5,703)       (9,712)         (10,313)
                Weighted average basic shares
                 outstanding                                       9,625         9,159            8,087
                Shares for options and warrants                       --            --              115
                Dilutive shares outstanding                        9,625         9,159            8,202
                                                     -------------------    ----------    -------------
                Basic earnings per share                           (0.59)        (1.06)           (1.28)
                                                     -------------------    ----------    -------------
                Dilutive earnings per share           $            (0.59)        (1.06)           (1.26)
                                                     ===================    ==========    =============

        (l)     CASH EQUIVALENTS

                Short-term investments, consisting principally of commercial paper which have a maturity of 90 days or less at date of purchase, are considered cash equivalents.

                                       10                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        (m)     CASH FLOWS

                Interest paid during the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000 amounted to $67,000, $538,000, and $823,000, respectively. The Company did not pay income tax during the three months ended March 31, 2002, or for the years ended December 31, 2001 and 2000.

        (n)     FINANCIAL INSTRUMENTS

                Fair value for fixed maturity and equity securities is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services. Fair values of other financial instruments approximate their carrying values.

        (o)     CODIFICATION OF STATUTORY ACCOUNTING PRINCIPLES

                On January 1, 2001, American Country adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements. Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, was effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which American Country conducts business required adoption of Codification for the preparation of statutory-basis financial statements effective January 1, 2001. The Company's adoption of Codification resulted in an increase in statutory capital and surplus as of January 1, 2001 of approximately $2.1 million, which primarily related to deferred tax assets, partially offset by insurance-related assessments and pension-related liabilities. This change had no impact on statutory net earned premiums or statutory net income.

(3)     RESTATEMENT OF PRIOR PERIOD CONSOLIDATED FINANCIAL STATEMENTS

        Subsequent to filing its Form 10-K for the fiscal year ended December 31, 2001 on March 29, 2002, the Company has restated its audited financial statements for the years ended December 31, 2001 and 2000. These restatements occurred as of October 18, 2002 and as of August 8, 2003.

        (a)     RESTATEMENT AS OF OCTOBER 18, 2002:

                American Country is a party to certain reinsurance contracts that incorporate an obligation on its part to pay additional premium to the reinsurer based upon loss experience on underlying reinsurance contracts. In August of 2002, the Company became aware that certain manual calculations of ceded reinsurance premiums on certain retrospectively rated reinsurance contracts had not been performed when preparing the 2001 and 2000 financial statements. Following a comprehensive accounting investigation, the Company has revised its previously issued financial statements for the years ended December 31, 2001 and 2000 to reflect an increase in accrual for ceded reinsurance premiums related to this limited set of contracts.

                As a result of the oversight, an error in the 2001 and 2000 financial statements existed at the time these financial statements were originally prepared. The Company is required to make the adjustments to previously issued financial statements if there is a correction of an error in the financial statements of a prior period.

                                       11                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                The cumulative effect of the October 18, 2002 restatement on earnings is as follows for the periods presented below:

                                                                        (In thousands of US dollars)
                                           -------------------------------------------------------------------------------------
                                                NET LOSS
                                              AFTER TAX AS                   EARNINGS CHANGES                      NET LOSS
                                               PREVIOUSLY      ---------------------------------------------     AFTER TAX AS
                        PERIOD                  REPORTED        PRE-TAX        TAX EFFECT       AFTER TAX          RESTATED
                ------------------------   -----------------   ----------   ---------------   --------------   -----------------
                2001                       $         (11,325)      (3,503)           1,191            (2,312)            (13,637)
                2000                                  (2,350)      (1,538)             523            (1,015)             (3,365)

        The cumulative effect of the October 18, 2002 restatement on earnings per share is as follows for the periods presented below:

                                                                        DILUTIVE EARNINGS PER SHARE
                                           -------------------------------------------------------------------------------------
                                                NET LOSS
                                              AFTER TAX AS                   EARNINGS CHANGES                      NET LOSS
                                               PREVIOUSLY      ---------------------------------------------     AFTER TAX AS
                        PERIOD                  REPORTED        PRE-TAX        TAX EFFECT       AFTER TAX          RESTATED
                ------------------------   -----------------   ----------   ---------------   --------------   -----------------
                2001                       $           (1.24)      (0.38)            0.13             (0.25)             (1.49)
                2000                                   (0.29)      (0.19)            0.06             (0.13)             (0.41)

        (b)     RESTATEMENT AS OF AUGUST 8, 2003:

                In the course of completing its accounting related to the acquisition of the Company by KFS Acquisition Corp. (see note
                15) and after October 18, 2002, the Company became aware that certain available information was not utilized when developing its ending loss and loss adjustment expense reserves for the three months ended March 31, 2002. As a result, the accompanying financial statements have been restated to reflect adjustments to incurred losses and loss reserves as a result of these corrections. Based on an analysis the net loss and the net loss adjustment expense reserves were understated by approximately $9.7 million at March 31, 2002. The Company has treated this adjustment as a correction of an error and, accordingly, has restated the accompanying financial statements for the period affected.

                In 2003, the Company became aware that certain available information was not utilized when developing its ending loss and loss adjustment expense reserves for the periods ended December 31, 2001 and 2000. The accompanying financial statements have been restated to reflect adjustments to incurred losses and loss reserves as a result of these corrections, and, accordingly, the net loss and the net loss adjustment expense reserves were understated by approximately $14.6 million and $21.8 million at December 31, 2001 and 2000. The cumulative after tax impact relating to the restatement of reserve balances for periods prior to 2000 is $7.5 million. The Company has treated these adjustments as corrections of errors and, accordingly, has restated the accompanying financial statements for the periods affected.

                                       12                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                In 2003, the Company became aware that certain state income tax recoveries were recorded in error. As a result, the accompanying financial statements have been restated to reflect this correction in the amounts of $122,000, $636,000, and $453,000 for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000, respectively. As a result of the loss reserve adjustments, certain deferred tax assets amounting to $895,000 that were established in periods prior to 2000 were reduced. Accordingly, this has been included in the adjustment to the opening retained earnings balance for the periods prior to 2000.

                The cumulative effect of the August 8, 2003 restatement on earnings is as follows for the periods presented below:

                                                                        (In thousands of US dollars)
                                           -------------------------------------------------------------------------------------
                                            NET LOSS AFTER
                                           TAX AS PREVIOUSLY                 EARNINGS CHANGES                      NET LOSS
                                             REPORTED OR       ---------------------------------------------     AFTER TAX AS
                        PERIOD                 RESTATED         PRE-TAX        TAX EFFECT       AFTER TAX          RESTATED
                ------------------------   -----------------   ----------   ---------------   --------------   -----------------
                Q1 2002                    $          (8,794)       4,659            (1,568)          3,091              (5,703)
                2001                                 (13,637)       5,700            (1,775)          3,925              (9,712)
                2000                                  (3,365)     (10,103)            3,155          (6,948)            (10,313)

                The cumulative effect of the August 8, 2003 restatement on earnings per share is as follows for the periods presented below:

                                                                        DILUTIVE EARNINGS PER SHARE
                                           -------------------------------------------------------------------------------------
                                            NET LOSS AFTER
                                           TAX AS PREVIOUSLY                 EARNINGS CHANGES                      NET LOSS
                                             REPORTED OR       ---------------------------------------------     AFTER TAX AS
                        PERIOD                 RESTATED        PRE-TAX        TAX EFFECT        AFTER TAX          RESTATED
                ------------------------   -----------------   ----------   ---------------   --------------   -----------------
                Q1 2002                    $           (0.91)      0.48              (0.16)           0.32               (0.59)
                2001                                   (1.49)      0.62              (0.19)           0.43               (1.06)
                2000                                   (0.41)     (1.23)              0.38           (0.85)              (1.26)

                                       13                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

(4)     INVESTMENTS

        The components of net investment income are as follows:

                                          THREE MONTHS
                                             ENDED             YEARS ENDED DECEMBER 31,
                                           MARCH 31,       ------------------------------
                                              2002              2001            2000
                                       -----------------   --------------   -------------
        Fixed maturities                  $     1,992            8,502           8,347
        Equity securities                         107              217             124
        Short-term investments                     28               84             238
        Other                                      63              537             491
                                       -----------------   --------------   -------------
          Gross investment income               2,190            9,340           9,200
        Investment expenses                       132              859             678
                                       -----------------   --------------   -------------
          Net investment income           $     2,058            8,481           8,522
                                       =================   ==============   =============

        Realized gains (losses) on investments are as follows:

                                          THREE MONTHS
                                             ENDED            YEARS ENDED DECEMBER 31,
                                           MARCH 31,       ------------------------------
                                              2002              2001            2000
                                       -----------------   --------------   -------------
                                                           (In thousands)
        Fixed maturities:
          Gross gains                   $            943            3,211           1,524
          Gross losses                              (704)          (2,900)         (1,718)
        Equity securities:
          Gross gains                                402               93              --
          Gross losses                                --              (93)             --
                                       -----------------   --------------   -------------
            Net realized gains
             (losses) on investments    $            641              311            (194)
                                       =================   ==============   =============

                                       14                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        The components of net unrealized investment gains (losses), included in accumulated other comprehensive income, are as follows:

                                                THREE MONTHS
                                                    ENDED          YEARS ENDED DECEMBER 31,
                                                  MARCH 31,     ----------------------------
                                                    2002             2001           2000
                                                ------------    --------------  ------------
                                                                (In thousands)
        Fixed maturities available-for-sale     $      2,014           3,829           1,111
        Equity securities available-for-sale            (422)              6               4
        Deferred tax charge                             (442)         (1,143)           (213)
                                                ------------    ------------    ------------
         Net unrealized investment gains        $      1,150           2,692             902
                                                ============    ============    ============

        In connection with an acquisition, the tax basis of certain assets and liabilities changed. As a result, the deferred tax charges related to the net unrealized investment gains at March 31, 2002 and December 31, 2001 and 2000, do not represent the corporate Federal income tax rate of 34%, because the tax basis of these securities was changed to equal the market value on the acquisition date. As these securities are sold or mature, the deferred taxes will approach the Federal income tax rate of 34%.

        The changes in net unrealized investment gains (losses) are as follows:

                                                THREE MONTHS
                                                   ENDED           YEARS ENDED DECEMBER 31,
                                                 MARCH 31,      ----------------------------
                                                   2002             2001             2000
                                                ------------    --------------  ------------
                                                                (In thousands)
        Fixed maturities available-for-sale     $     (1,815)          2,718           4,340
        Equity securities available-for-sale            (428)              2             (10)
        Deferred tax credit (charge)                     701            (930)         (1,644)
                                                ------------    ------------    ------------
          Total                                 $     (1,542)          1,790           2,686
                                                ============    ============    ============

                                       15                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        The following is a summary of available-for-sale securities:

                                                                              GROSS UNREALIZED
                                                       AMORTIZED       -----------------------------       FAIR
                                                         COST              GAINS          LOSSES           VALUE
                                                    ---------------    -------------   -------------   ------------
                                                                                (In thousands)
        December 31, 2001
          Available-for-sale securities:
            Fixed maturities:
              U.S. government                       $         5,336              291               8          5,619
              States and political subdivision                1,726               96              --          1,822
              Foreign governments                             1,011               17              --          1,028
              Corporate securities                           63,011            2,746             370         65,387
              Mortgage-backed securities                     52,123              970              88         53,005
                                                    ---------------    -------------   -------------   ------------
                Total fixed maturities                      123,207            4,120             466        126,861
            Equity securities                                 2,072              149             143          2,078
                                                    ---------------    -------------   -------------   ------------
                Total                               $       125,279            4,269             609        128,939
                                                    ===============    =============   =============   ============

                                                                            GROSS UNREALIZED
                                                       AMORTIZED       -----------------------------
                                                         COST              GAINS          LOSSES        FAIR VALUE
                                                    ---------------    -------------   -------------   ------------
                                                                                (In thousands)
        December 31, 2000
          Available-for-sale securities:
            Fixed maturities:
              U.S. government                       $         3,596              184              --          3,780
              States and political
               subdivision                                    1,987               81              --          2,068
              Foreign governments                             1,281                5               9          1,277
              Corporate securities                           72,379            1,545             755         73,169
              Mortgage-backed securities                     46,103              303             243         46,163
                                                    ---------------    -------------   -------------   ------------
                Total fixed maturities                      125,346            2,118           1,007        126,457
            Equity securities                                 1,636               37              33          1,640
                                                    ---------------    -------------   -------------   ------------
                Total                               $       126,982            2,155           1,040        128,097
                                                    ===============    =============   =============   ============

                                       16                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        The amortized cost and fair value of fixed maturities by contractual maturity at December 31, 2001 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED              FAIR
                                                          COST                 VALUE
                                                    ----------------      --------------
                                                              (In thousands)
        Due in one year or less                     $          1,894               1,851
        Due after one year through five years                 34,283              35,554
        Due after five years through ten years                24,540              25,589
        Due after ten years                                   10,367              10,862
        Mortgage-backed securities                            52,123              53,005
                                                    ----------------      --------------
          Total                                     $        123,207             126,861
                                                    ================      ==============

        At December 31, 2001, investments in fixed maturities with an admitted asset value of $2,585,000 were on deposit with state insurance departments to satisfy regulatory requirements.

(5)     REINSURANCE

        American Country reinsures a portion of its exposure by ceding to reinsurers a portion of the premiums received on the policies that are reinsured. Insurance is ceded primarily to reduce the net liability on individual risks and to protect against catastrophic losses. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of coverage, it does make the assuming reinsurer liable to the insurer to the extent of the losses reinsured. American Country seeks to maintain its risk exposure at appropriate levels by setting maximum coverage limits by class and type of business. These agreements also provide American Country with increased capacity to write larger risks and to maintain its exposure to loss within its capital resources.

        (a)     SPECIALTY TRANSPORTATION REINSURANCE

                American Country currently purchases excess of loss reinsurance protection for its transportation business. Excess of loss reinsurance requires that a company retain a predetermined dollar amount of loss, known as the "retention." The insurance company is indemnified by the reinsurer for losses, which exceed this dollar amount up to the limit of the reinsurance agreement. Any portion of the loss exceeding the agreement limit is either paid by the company or by other reinsurance agreements. Under its excess of loss program for its transportation business, American Country has a retention of $350,000 and reinsurance coverage of up to $4 million per occurrence.

                                       17                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        (b)     COMMERCIAL AND HOSPITALITY LINES REINSURANCE

                American Country's commercial auto and hospitality lines business are reinsured on a multi-line, multi-layer excess of loss basis. Reinsurance coverage under the current treaty is as follows:

        All Property Business             The reinsurer pays up to $1,650,000
                                          in excess of American Country's
                                          retention of $350,000 per risk.
        Workers' Compensation Business    The reinsurer pays up to $3,650,000 in
                                          excess of American Country's retention
                                          of $350,000 per occurrence. A
                                          supplemental reinsurance agreement
                                          provides coverage of $ 15,000,000 in
                                          excess of $ 5,000,0000 per occurrence
                                          and per claimant.
        All Other Casualty                The reinsurer pays up to $1,650,000 in
                                          excess of American Country's retention
                                          of $350,000 per risk.

                Property catastrophe reinsurance also is in force, which provides American Country with $3,750,000 of protection after a retention of $350,000 per catastrophic loss occurrence.

                Excess (umbrella) liability business is reinsured under a separate reinsurance agreement which provides coverage to American Country of up to $5,000,000 per occurrence in excess of $1,000,000 per occurrence in excess of primary limits. American Country's retention is 5% ($50,000) of the first $1,000,000 and 2.5% of the next $4,000,000 excess layer.

                Assumed and ceded reinsurance arrangements are summarized as follows:

                                              THREE MONTHS
                                                 ENDED            YEARS ENDED DECEMBER 31,
                                               MARCH 31,          ------------------------
                                                  2002               2001          2000
                                            ---------------       -----------   ----------
        Assumed reinsurance:
          Premiums written                  $           209             1,392        1,315
          Premiums earned                               201             1,612        1,661
          Losses and LAE incurred                       387             2,178        3,113
          Losses and LAE reserves*                    4,386             4,763        4,367
          Unearned premium reserves*                    302               295          515
        Ceded reinsurance:
          Premiums written                            1,347            19,674       20,077
          Premiums earned                             1,714            23,760       16,031
          Losses and LAE incurred                     4,816            21,529       13,434
          Losses and LAE reserves*                   24,708            21,371       17,138
          Unearned premium reserves*                    579               946        5,032

* As of period end.

                The largest balance of ceded premiums by American Country to any one reinsurer during 2002 was $1.4 million, or 3.6% of gross premiums written. This amount represents contractual premium rate adjustments on expired excess of loss reinsurance treaties. Although American Country remains ultimately responsible for the payment of losses and loss expenses, management does not believe

                                       18                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                that this presents an excess concentration of credit risk. The largest net amount recoverable from any one reinsurer was $16.2 million, or 7.1% of total assets at December 31, 2001. Although there may be a concentration of risk element in existence at December 31, 2001, the Company believes that this risk is manageable and not excessive as of that date.

(6)     INCOME TAXES

        Reconciliation of the corporate income tax rate to the Company's effective income tax rates is as follows:

                                            THREE MONTHS
                                               ENDED        YEARS ENDED DECEMBER 31,
                                             MARCH 31,     -------------------------
                                               2002           2001          2000
                                           -------------   ----------   ------------
        Corporate Federal income tax rate             34%          34%            34%
        Nontaxable investment income                  --           --              2
        State income tax                              --            4             --
        Other                                         --           (2)            (1)
                                           -------------   ----------   ------------
          Effective income tax rate                   34           36             35
                                           =============   ==========   ============

        Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                     DECEMBER 31,
                                               ------------------------
                                                  2001          2000
                                               ----------    ----------
                                                     (in thousands)
        Deferred tax assets:
          Loss reserve discounts               $    6,295         5,534
          Unearned premiums                           851           845
          Loss carryforwards                        7,960         3,625
          Other                                       321           252
                                               ----------   -----------
            Total deferred tax assets              15,427        10,256
                                               ----------   -----------
        Deferred tax liabilities:
          Policy acquisition costs                   (864)       (1,083)
          Unrealized investment gains              (1,143)         (213)
                                               ----------   -----------
            Total deferred tax liabilities         (2,007)       (1,296)
                                               ----------   -----------
            Net deferred tax assets            $   13,420         8,960
                                               ==========   ===========

        A federal net operating loss carryforward of $10.7 million, which was generated in 2000, will expire in 2020. A federal net operating loss carryforward of $10.9 million, which was generated in 2001, will expire in 2021. A federal net operating loss carryforward of $4.9 million, which was generated in 2002, will expire in 2022.

                                       19                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        Subsequent to the acquisition of the Company by KFS Acquisition Corp. on April 3, 2002 (see note 15), there will be annual limitations on the amount of carryforward that can be utilized. Potential limitations include the requirements of Internal Revenue Code Section 382, which limits the annual utilization of net operating loss carryforwards to the fair value of the Company at the time of the acquisition multiplied by the Federal tax exempt interest rate.

(7)     LOSSES AND LOSS ADJUSTMENT EXPENSES

        In 2003, the Company became aware that certain available information was not utilized when developing its ending loss and loss adjustment expense reserves for the periods ended December 31, 2001 and 2000. Accordingly, the accompanying financial statements have been restated to reflect adjustments to incurred losses and loss reserves as a result of these corrections.

        The Company's carried reserves as originally reported for the year ended December 31, 2001 were inappropriately set for two primary reasons:

        (1) The December 31, 2001 loss reserves were set using data that was lagged by 90 days in relation to the reporting date. There were clearly observable adverse loss trends that emerged in the fourth quarter of 2001 that were insufficiently considered by the Company's actuarial analysis when setting the December 31, 2001 loss reserves.

        (2) In 1997, the Company entered a number of new markets for its public auto and taxicab lines of business. The actuarial loss projection data failed to appropriately segregate public auto liability coverage in newly entered states whose development patterns are significantly impacted by personal injury protection (PIP) coverage and longer statutes of limitations, neither of which were present in the historical data. These lines had previously been offered in Illinois almost exclusively, where PIP coverage is not required. Not only is such coverage required by the regulations of several of the newly entered states, but several of those states also have longer statutes of limitations. Both of these facts clearly indicated that more severe and extended loss development patterns should have been expected in those states.

        The Company's carried reserves as originally reported for the year ended December 31, 2000 were inappropriately set primarily for the following reasons:

        (1) Case reserve weakening in the workers compensation line was not adequately factored into the selected loss indications.

        (2) In 1997, the Company entered a number of new markets for public auto and taxicabs. The loss data failed to appropriately segregate public auto liability coverage in newly entered states which were significantly impacted by PIP coverages and longer statutes of limitations, as discussed above.

        (3) The selected loss adjustment expense selections failed to reflect the change in the Company's operations for the use of legal counsel for claims litigation. Historically, the Company had used inside staff counsel for its Illinois based public auto business. Upon expansion into new states the Company began using outside attorneys for claims litigation, which carries a higher cost structure and thus translates into higher expected future development.

                                       20                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        The following table sets forth a reconciliation of the restated beginning and ending losses and LAE reserve balances, net of reinsurance ceded for the past three years:

                                                    THREE MONTHS
                                                       ENDED      YEARS ENDED DECEMBER 31,
                                                      MARCH 31,   ------------------------
                                                        2002         2001          2000
                                                    ------------  ----------   -----------
                                                                (In thousands)
        Net reserves for losses and LAE,
         beginning of year                           $   128,229     119,315       102,643
        Incurred losses and LAE for claims
         relating to:
             Current year                                 12,578      54,843        71,811
             Prior years                                   6,181      14,858         6,156
                                                     -----------  ----------   -----------
                Total net claims incurred                 18,759      69,701        77,967
                                                     -----------  ----------   -----------
        Losses and LAE payments for claims
         relating to:
             Current year                                  1,598      14,762        22,159
             Prior years                                  13,924      46,025        39,136
                                                     -----------  ----------   -----------
                Total net claims paid                     15,522      60,787        61,295
                                                     -----------  ----------   -----------
        Net reserves for losses and LAE,
         end of year                                     131,466     128,229       119,315
        Total reinsurance recoverable on unpaid
         losses and LAE                                   24,708      21,371        17,138
                                                     -----------  ----------   -----------
                Gross reserves for losses and
                 LAE, end of year                    $   156,174     149,600       136,453
                                                     ===========  ==========   ===========

        The $14.9 million increase in prior years' reserves during 2001 is attributable to reserves strengthening for prior accident years. This includes additional reserves for Workers' Compensation of $5.0 million for accident years 1997 through 2000, Commercial Multiple Peril of $4.1 million for accident years 1997 through 2000, and Commercial Auto Liability of $5.4 million for accident years 1998 through 2000. The adverse development is the result of the continued deterioration of all the contractor lines, including workers compensation, commercial multiple peril, and commercial auto liability, as well as deterioration in package and auto lines for the non-Illinois hospitality program. Additionally, certain areas of the non-Illinois transportation book developed at a higher rate than expected, or $346,000.

        The $6.2 million increase in prior years' reserves during 2000 is attributable to reserve strengthening for losses incurred for accident years 1997 through 1999. The adverse development is the result of the continued deterioration of the Workers' Compensation line, as well as the increased medical costs and longer duration disabilities covered under these policies.

                                       21                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

(8)     STOCKHOLDERS' EQUITY

        (a)     STATUTORY REPORTING

                Statutory accounting practices prescribed or permitted for American Country by regulatory authorities differ from GAAP. American Country's statutory-basis capital and surplus as reflected in the Annual Statements as submitted to the state insurance regulators was $25,557,272 and $40,237,789 at December 31, 2001 and 2000, respectively. American Country's statutory-basis net loss, as submitted to the state insurance regulators, was $(1,548,053) (unaudited), $(14,730,792), and
                $(3,061,149) for the three months ended March 31, 2002 and for the years ended December 31, 2001 and 2000, respectively.

                American Country reported corrections of errors related to certain reinsurance contracts and losses incurred in previous periods in its 2002 statutory financial statements. The reinsurance broker and American Country failed to perform premium rate adjustment calculations prior to the issuance of the statutory financial statements for the year ended December 31, 2001. The impact of the error resulted in a reduction to unassigned surplus of $5,040,235 in 2002. Additionally, based on an analysis that was performed by American Country, it was determined that loss and loss adjustment expense reserves at December 31, 2001 were understated by approximately $14,608,000. Under statutory accounting practices these corrections of errors are reported as a prior period adjustment to unassigned surplus in 2002. Had the 2001 and 2000 statutory financial statements been restated for these corrections of errors, statutory capital and surplus would have been $7,447,000 and $16,941,000 at December 31, 2001 and 2000, respectively, and statutory net loss would have been $(11,082,000) and $(15,064,000) for the years then ended.

                Property/casualty insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the National Association of Insurance Commissioners. Under those requirements, the amount of statutory capital and surplus maintained by a property/casualty insurance company is to be determined based on the various risk factors. At March 31, 2002, American Country exceeds the RBC requirements.

                The maximum amount of dividends that can be paid from American Country to the Company without regulatory approval is the greater of net income or 10% of capital and surplus, each as of the preceding December 31. Accordingly, the maximum total dividend amount available in 2002 was $2,555,727. American Country did not declare or pay dividends to the Company during 2002.

        (b)     STOCK SPLIT

                On May 8, 2000, the Company affected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. Issued and outstanding shares after the reverse stock split represented approximately 13.37% of the total authorized number of shares.

        (c)     CONVERTIBLE PREFERRED STOCK

                On December 27, 2000, the Company sold 814,286 units and 405,000 shares of Series A convertible preferred stock in a private placement offering. The proceeds from the private placement raised $5.25 million of additional capital, net of expenses.

                                       22                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                Each unit consists of one share of common stock and one five-year Class A warrant. Each Class A warrant allows the warrant holder to purchase one share of common stock at 10% above the unit offering price, or $1.925 per share, subject to anti-dilution adjustment, through December 27, 2005. The Class A warrants were registered in May 2001; however, there currently is no public market for trading these warrants.

                The convertible preferred stock had a stated value of $10.00 and a 6% annual dividend payable quarterly. The preferred stock was convertible at any time into 5.7142 shares of common stock, subject to anti-dilution adjustment. The preferred stock was callable by the Company any time after December 27, 2002.

                On September 20, 2000, 100,000 shares of convertible preferred stock were converted into 571,420 shares of common stock by the holders. The common share price at the time of the transaction was $2.88.

        (d)     COMMON STOCK WARRANTS

                At December 31, 2001 and 2000, the Company had 2,054,129 common warrants outstanding. These warrants allow the warrant holder to purchase 0.728 shares of common stock at a price of $5.50 through August 31, 2002.

        (e)     PURCHASE OF COMPANY

                On April 3, 2002 the outstanding shares of the Company were purchased by Kingsway Acquisition Corp. (see note 15).

(9)     DEBT

        On October 5, 1999, the board of directors entered into a loan agreement with Northern Trust wherein the Company's existing $15.0 million line of credit was converted to an $8.0 million four-year term loan and a $7.0 million 364 day revolving credit facility.

        At September 30, 2001, the Company was in violation of the minimum shareholders' equity covenant requirement. On November 7, 2001, the bank waived this covenant for the period of September 1, 2001 through January 1, 2002. On March 5, 2002, the agreement was amended to reschedule the principal payments, reduce the minimum shareholders' equity requirement, and waive any prior breach. The principal payments are scheduled as follows:

                         $2 million due on 5/31/02
                         $2 million due on 4/30/03
                         $2 million due on 4/30/04
                         $2 million due on 4/30/05

        The amended agreement contains a pledge agreement whereby the Company pledged as collateral for the outstanding debt, 100% of the outstanding shares of both American Country and Financial Services.

        At March 31, 2002, the outstanding balance on the revolving line of credit was $2.0 million. On March 5, 2002, the amendment reduced the amount available under the agreement to $2.0 million through May 30, 2002, and to $1.0 million thereafter. The Company made a payment of $250,000 on March 20, 2002 to

                                       23                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        reduce the balance to $2.0 million. Under the terms of the amended agreement, the revolving line of credit matures on November 30, 2002.

        The amended agreement contains various debt covenants including conditions for prepayment and certain financial covenants, the most restrictive covenants being minimum shareholders' equity and the ratio of debt to equity. The Company was in compliance with all covenants of the agreement, as amended.

        In the event of a change in control, which was defined in part as the ceasing of Wilmer J. Thomas, Jr. and Martin L. Solomon to own collectively, at least 51% of the outstanding voting shares of the Company, the full amount of the debt becomes immediately due and payable.

        As a result of the successful acquisition of the Company by KFS Acquisition Corp. (see note 15), the change in control provision in the amended agreement was triggered. On May 31, 2002, KFS, through its US subsidiary Kingsway America Inc., made a capital contribution to the Company by repaying the $8.0 million long-term loan and the $2.0 million revolving loan due to the Northern Trust Company in full.

(10)    EMPLOYEE BENEFITS

        (a)     RETIREMENT PLAN

                Substantially all salaried employees of the Company who are at least 21 years of age are eligible to participate in a 401(k) retirement plan. Employees may contribute from 1% to 15% of their eligible compensation to the plan. The Company matches 50% of employee contributions up to a maximum of 8% of eligible compensation. Total contributions by the Company to the plan were $54,600, $208,000, and $190,100 in the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000, respectively.

        (b)     PENSION PLAN

                Prior to December 4, 1996, substantially all salaried employees of the Company were covered by a defined-benefit pension plan originally sponsored by its former parent. As of December 4, 1996 the Company became the plan sponsor. Effective December 31, 1997, upon resolution by the board of directors, the plan was frozen. Benefits were based on the employee's length of service and wages and minimum benefits, as defined by the plan. The Company's funding policy of the plan is to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Pension cost recognized by the Company amounted to $11,000, $43,000, and $54,000 in the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000, respectively.

        (c)     POST-RETIREMENT BENEFITS

                In addition to the defined benefit plan and the 401(k) retirement plan, substantially all salaried employees of the Company are covered by a post-retirement benefit plan. The plan is noncontributory and provides medical and life insurance benefits for employees who retire after attaining age 65 with 20 years of service, and for employees with 35 years of service, regardless of age. The net periodic post-retirement benefit costs during the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000 were $28,000, $85,000, and
                $85,000, respectively.

                                       24                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                The accumulated post-retirement benefit costs at December 31, 2001 and 2000 were $804,000 and $744,000, respectively.

                The changes in the projected benefit obligation are as follows (in thousands):

                                               PENSION BENEFITS                                  OTHER BENEFITS
                                 --------------------------------------------    --------------------------------------------
                                 THREE MONTHS                                    THREE MONTHS
                                    ENDED           YEARS ENDED DECEMBER 31,         ENDED          YEARS ENDED DECEMBER 31,
                                  MARCH 31,      ----------------------------      MARCH 31,     ----------------------------
                                    2002             2001            2000            2002            2001            2000
                                 ------------    ------------    ------------    ------------    ------------    ------------
Projected benefit obligation
 at beginning of period          $      2,997           2,825           2,748             804             744             682
Increases (decreases)
 attributable to:
  Service cost                             --              --              --              14              39              37
  Interest cost                            11             200             188              14              46              48
  Actuarial (gains)                        --              89               6              --              --               2
  losses
  Benefits paid                           (30)           (117)           (117)             (6)            (25)            (25)
                                 ------------    ------------    ------------    ------------    ------------    ------------
    Net (decrease) increase
     for period                           (19)            172              77              22              60              62
                                 ------------    ------------    ------------    ------------    ------------    ------------
Projected benefit obligation
 at end of period                $      2,978           2,997           2,825             826             804             744
                                 ============    ============    ============    ===========     ============    ============

                The changes in the fair value of net assets available plan benefits as of December 31 are as follows (in thousands):

                                    PENSION BENEFITS          OTHER BENEFITS
                                 ----------------------    ---------------------
                                    2001        2000         2001        2000
                                 ---------    ---------    ---------   ---------
Fair value of net assets
 available for plan assets
 at beginning of the year        $   1,849        1,604           --          --
Increases (decreases) during
 the year attributable to:
  Actual return on plan
   assets                              186          162           --          --
  Sponsor contributions                248          200           --          --
  Benefits paid                       (117)        (117)          --          --
                                 ---------    ---------    ---------   ---------
     Net increase for year             317          245           --          --
                                 ---------    ---------    ---------   ---------

Fair value of net assets
 available for plan assets
 at end of the year              $   2,166        1,849           --          --
                                 =========    =========    =========   =========

                                       25                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                A reconciliation of the funded status of the plans as of December 31 is as follows (in thousands):

                                                    PENSION BENEFITS          OTHER BENEFITS
                                                 ----------------------    ---------------------
                                                    2001        2000         2001        2000
                                                 ---------    ---------    ---------   ---------
                Projected benefit obligations
                 in excess of plan assets        $     831          975          804         744
                Unrecognized prior service
                 cost                                   --           --           --          --
                Unrecognized net gain (loss)          (133)         (72)         (67)         23
                                                 ---------    ---------    ---------   ---------

                Unfunded accrued pension
                 liability recognized in the
                 consolidated balance sheet      $     698          903          737         767
                                                 =========    =========    =========   =========

                Because the pension plan was frozen on December 31, 1997, American Country did not recognize service cost for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000.

                The components of annual net periodic benefit cost for the plans consisted of the following (in thousands):

                                               PENSION BENEFITS                                  OTHER BENEFITS
                                 --------------------------------------------   ---------------------------------------------
                                 THREE MONTHS                                   THREE MONTHS
                                    ENDED          YEARS ENDED DECEMBER 31,        ENDED           YEARS ENDED DECEMBER 31,
                                  MARCH 31,      ----------------------------     MARCH 31,      ----------------------------
                                    2002             2001            2000           2002             2001            2000
                                 ------------    ------------    ------------   -------------    ------------    ------------
Service cost                     $         --              --              --              14              39              37
Interest cost                              11             200             188              14              46              48
Expected return on plan assets             --            (157)           (134)             --              --              --
Amortization of unrecognized
 transition liability                      --              --              --              --              --              --
                                 ------------    ------------    ------------    ------------    ------------    ------------
     Net cost                    $         11              43              54              28              85              85
                                 ============    ============    ============    ============    ============    ============

                The projected benefit obligations for the plans were determined using the following weighted average assumptions at the dates shown:

                                               PENSION BENEFITS                                  OTHER BENEFITS
                                 --------------------------------------------   ---------------------------------------------
                                 THREE MONTHS         PENSION BENEFITS          THREE MONTHS
                                    ENDED          YEARS ENDED DECEMBER 31,        ENDED           YEARS ENDED DECEMBER 31,
                                  MARCH 31,      ----------------------------     MARCH 31,      ----------------------------
                                    2002             2001            2000           2002             2001            2000
                                 ------------    ------------    ------------   -------------    ------------    ------------
Settlement discount rates                7.00%           7.00%           7.00%           7.00%           7.00%           7.00%
Rates of compensation increase             --              --              --              --              --              --
Long-term rates of return on
 assets                                  8.00%           8.00%           8.00%             --              --              --

                                       26                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                The assumed health care trend rates for 2002 that were used to measure the expected cost of the benefits covered by the plan are 9.0% for individuals age 65 and younger and 8.0% for individuals age 64 and older. The trend rates are expected to decrease every year through 2007, when the expected rates are 5.5% for individuals age 65 and younger and 5.0% for individuals age 64 and older.

                The effect of a one-percentage point increase and decrease in the health care trend rates for each future year will result in the following:

                                                                                1-PERCENTAGE      1-PERCENTAGE
                                                                               POINT INCREASE    POINT DECREASE
                                                                               --------------    --------------
                Increase (decrease) of total service and interest cost
                 components of post-retirement benefit expense                 $       95,000           (75,000)
                Increase (decrease) of post-retirement benefit obligation           1,011,000          (804,000)

(11)    STOCK COMPENSATION PLANS

        (a)     STOCK OPTION PLAN

                Prior to acquisition on April 3, 2002 (see note 15), the Company maintained a Stock Option Plan (the Plan), as amended, under which options to purchase up to a maximum of 1,601,181 shares of common stock were granted to officers and other key employees. Stock options granted under this Plan were either incentive stock-options or nonqualified stock options for Federal income tax purposes, were to expire up to ten years after the date of grant.

                In April 2000, additional stock options were granted to employees of the Company. These additional options have a seven-year term and vest at 33 1/3% per year and become fully exercisable three years after the date of grant.

                On May 8, 2000, the Company affected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. The number of common shares issued and outstanding has been restated for all periods presented. As a result of the reverse stock split, each option evidences the right to purchase twenty-five percent (25%) of the shares of Common Stock previously covered thereby, and the exercise price per share is four times the exercise price prior to the reverse stock split. All options and exercise prices have been restated for all periods presented.

                In August 2000, additional stock options were granted to employees of the Company. Some of these options are immediately exercisable and others vest at 33 1/3% per year and become fully exercisable four years after the date of grant. Regardless of the vesting provisions, these options have a five-year term.

                In November 2000, additional stock options were granted to employees of the Company. These additional options have a five-year term and vest at 33 1/3% per year and become fully exercisable two years after the date of grant. In June 2001, additional stock options were granted to employees of the Company. Some of these options are immediately exercisable and others vest at 33 1/3% per year and become fully exercisable four years after the date of grant. Regardless of the vesting provisions, these options have a five-year term.

                                       27                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                In November 2001, additional stock options were granted to employees of the Company. Some of these options are immediately exercisable and others vest at 33 1/3% per year and become fully exercisable four years after the date of grant. Regardless of the vesting provisions, these options have a five-year term.

                Certain of these options include a performance criteria clause which requires the Company's common stock to trade at a specified price for a specified length of time before the options are exercisable. The Company did not record any compensation expense for these variable options during 2001, 2000, and the three-month period ended March 31, 2002 because the performance criteria were not met.

                Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123. For the purposes of pro forma disclosures, the estimated fair value of the options at the date of grant is amortized to expense over the options vesting period.

                The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000: dividend yield of 0%; expected volatility of 66%; risk-free interest rate of 5.6%; and expected life of 6.31 years. For 2001, the following weighted average assumptions were used for grants: dividend yield of 0%; expected volatility of 87.9%; risk-free interest rate of 4.1%; and expected life of 5.0 years.

        A summary of the status of the Company's stock option plan as of March 31, 2002, December 31, 2001 and 2000, and changes during the years ending on those dates is presented below:

                                                                                 DECEMBER 31
                                                            -------------------------------------------------------
                                      MARCH 31, 2002                   2001                         2000
                               --------------------------   --------------------------   --------------------------
                                               WEIGHTED                     WEIGHTED                     WEIGHTED
                                                AVERAGE                      AVERAGE                      AVERAGE
                                               EXERCISED                    EXERCISED                    EXERCISED
       FIXED OPTIONS             SHARES          PRICE        SHARES          PRICE        SHARES          PRICE
----------------------------   -----------    -----------   -----------    -----------   -----------    -----------
Outstanding at the
 beginning of the period         1,350,218    $      3.42     1,210,729    $      3.77       426,723    $      6.16
  Granted                               --             --       267,325           2.18       942,500           3.02
  Exercised                             --             --            --             --      (100,000)          2.88
  Forfeited                        (36,996)          7.18      (115,336)          3.77        (7,244)          6.99
  Expired                               --             --       (12,500)          7.75       (51,250)         10.92
                               -----------                  -----------                  -----------
Outstanding at the end of
 the period                      1,313,222           3.31     1,350,218           3.42     1,210,729           3.77
                               ===========                  ===========                  ===========
Options exercisable at
 period end                        551,372                      553,038                      418,625
Weighted average grant date
 fair value of options
 granted during the period     $        --                  $    0.5897                  $    1.4927

                                       28                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                The following table summarizes information about stock options outstanding at March 31, 2002:

                                                          OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                               --------------------------------------------   ----------------------------
                                                               WEIGHTED
                                                  NUMBER        AVERAGE/                         NUMBER
                                               OUTSTANDING     REMAINING                      OUTSTANDING
                                                  AS OF         AVERAGE         WEIGHTED         AS OF         WEIGHTED
                                                MARCH 31,     CONTRACTUAL       AVERAGE         MARCH 31,      AVERAGE
                  RANGE OF EXERCISE PRICES         2002       LIFE (years)   EXERCISE PRICE       2002      EXERCISE PRICE
                ----------------------------   -----------   -------------  ---------------   -----------   --------------
                $  2.18 - 2.40                     830,410            5.6   $         2.97        175,659   $         3.27
                   2.41 - 4.00                     211,246            6.4             4.25        168,940             4.66
                   4.01 - 6.00                       1,500            4.4             2.18          3,625            11.51
                   6.01 - 8.00                     142,843            4.4             2.68         77,206             3.92
                   8.01 - 13.00                    127,223            7.2             4.76        125,942             4.76
                                               -----------                                    -----------
                   2.18 - 13.00                  1,313,222            5.8             3.31        551,372             4.18
                                               ===========                                    ===========

                The Company applied APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost had been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                            THREE MONTHS
                                                               ENDED          YEARS ENDED DECEMBER 31
                                                              MARCH 31,     ---------------------------
                                                                2002            2001           2000
                                                            ------------    -----------    ------------
                Net loss                   As reported      $     (5,703)        (9,712)        (10,313)
                                            Pro forma             (5,703)        (9,908)        (10,763)
                Preferred dividends        As reported               (46)          (213)             --
                                            Pro forma                (46)          (213)             --
                Net loss available to      As reported            (5,749)        (9,925)        (10,313)
                 common shareholders        Pro forma             (5,749)       (10,121)        (10,763)

                In April 2002 a change in control occurred by way of a Tender Offer (see note 15). The Tender Offer of $2.10 was below the exercise price of the outstanding options at the date of the change in control. Subsequent to the change in control, all the options of the Company were surrendered and converted, using the Black-Scholes method of valuation, to either cash or to KFS options.

        (b)     EMPLOYEE STOCK PURCHASE PLAN

                Substantially all full-time salaried employees that have completed 60 days of service with the Company or any of its subsidiaries were eligible to participate in the Employee Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan provides for a total of 375,000 shares of common stock for purchase by employees. Employees could have purchased a maximum of $25,000 of the Company's stock (using fair value of the stock at the time of purchase) per calendar year. The purchase price was determined quarterly and was the lesser of 85% of the Company's common stock

                                       29                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

                fair value on the first day of the purchase period or the last day of the purchase period, adjusted to the next highest $0.01. The Stock Purchase Plan defined fair market value as the closing price of the Company's common stock on the first business day of the purchase period or the average closing price of the Company's common stock on the last 5 business days of the purchase period. At December 31, 2001, 42,599 shares were purchased by employees under the Stock Purchase Plan. The Company recognized as compensation expense, the difference between the fair market value and the employee purchase price. The Company recognized compensation expense in the amount of $1,200 in the first three months of 2002, $15,500 in 2001, and $11,300 in 2000.

                At the date of acquisition (see note 15), the Stock Purchase Plan for the Company was terminated.

(12)    COMMITMENTS

        American Country leases office space and equipment under noncancelable operating leases expiring in various years through 2002. Certain of those leases provide for escalation based on increases in operating expenses and the Consumer Price Index. Rent expense was $255,000, $1,018,000, and $910,000, for the first quarter 2002, and the years ended December 31, 2001, and 2000, respectively.

        At March 31, 2002, future rental commitments under those leases are as follows (in thousands):

                      2002                  $        657
                                            ------------
                                            $        657
                                            ============

        On March 1, 2002, American Country entered into a new lease for its principal office space. This lease is noncancelable until December 31, 2007 and expires on December 31, 2012. The lease provides for escalation based on increases in operating expenses. Under this lease, future rental commitments are as follows (in thousands):

                      2003                  $      1,334
                      2004                         1,350
                      2005                         1,422
                      2006                         1,498
                      2007                         1,550

(13)    CONTINGENCIES

        The Company is named as defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the reserves for losses and LAE. The Company's management believes that the resolution of those actions will not have a material adverse effect on the Company's financial position or results of operations.

        Pursuant to the assumption reinsurance agreements entered into with Mutual Services Casualty Insurance Company and Fairfield Insurance Company, the Company is required to fund the liabilities for loss and loss expense reserves and unearned premium reserves with letters of credit. The total amount of outstanding letters of credit at December 31, 2001 was $2.5 million.

                                       30                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        The Company is liable for guaranty fund assessments related to unaffiliated insurance companies that have become insolvent during 2001 and prior years. The Company includes a provision for all known assessments that will believed as well as an estimate of amounts (net of estimated future premium tax recoveries) that it believes will be assessed in the future.

(14)    FAIR VALUE OF FINANCIAL INSTRUMENTS

        Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of claim liabilities, various other nonfinancial instruments, or other assets related to the Company's business. Accordingly, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value disclosures.

        The Company does not have any financial instruments held or issued for trading purposes. The carrying value and fair value of certain of the Company's financial instruments are as follows:

                                              DECEMBER 31, 2001         DECEMBER 31, 2000
                                           -----------------------   -----------------------
                                            CARRYING      FAIR       CARRYING       FAIR
                                             VALUE        VALUE       VALUE         VALUE
                                           ----------   ----------   ----------   ----------
        Assets:
          Fixed maturities and
           equity securities (note 3)      $  128,939      128,939      128,097      128,097
          Collateral loans                      1,659        1,659        2,005        2,005
          Cash and cash equivalents
           and receivables                     21,680       21,680       30,072       30,072
          Accrued investment income             1,495        1,495        1,808        1,808
        Liabilities:
          Note payable                         10,250       10,250       10,750       10,750

(15)    BUSINESS SEGMENTS

        The Company through American Country is engaged primarily as a property and casualty insurance carrier, providing automobile liability and physical damage, workers' compensation, multi-peril liability, and property damage, among other coverage in two key niche markets: transportation and hospitality lines. Prior to April 1, 2001, American Country also wrote commercial lines insurance for contractors. In addition, the Company through its other subsidiaries provides premium and other financing services through secured loans to certain larger customers. All revenues are derived from markets in the United States.

                                       31                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        Segment revenues for the three months ended March 31, 2002 and for the years ended December 31, 2001 and 2000 were (in thousands):

                                              THREE MONTHS
                                                  ENDED      YEAR ENDED DECEMBER 31
                                                MARCH 31,    -----------------------
                                                  2002          2001         2000
                                              ------------   ----------   ----------
        Segment revenues:
           Transportation                      $    14,776       61,723       54,892
           Hospitality                               1,552        6,962        9,161
           Other commercial                         (1,996)       3,489       13,458
           Personal lines                               --           --           11
           Other                                        26           86        1,247
                                              ------------   ----------   ----------
                Total segment revenues              14,358       72,260       78,769

        Other reconciling items:
           Investment and other income not
            attributable to segments                    34          248          500
                                              ------------   ----------   ----------
                Total revenues                 $    14,392       72,508       79,269
                                              ============   ==========   ==========

        Segment profit (loss) before income taxes for the three months ended March 31, 2002 and for the years ended December 31, 2001 and 2000 were (in thousands):

                                                      THREE MONTHS
                                                         ENDED       YEAR ENDED DECEMBER 31
                                                        MARCH 31,    ------------------------
                                                          2002          2001          2000
                                                      ------------   ----------    ----------
        Segment profit (loss) before income taxes:
           Transportation                              $    (4,155)         740         1,186
           Hospitality                                       2,117       (6,010)       (1,202)
           Other commercial                                 (6,425)      (9,489)      (15,890)
           Personal lines                                      (12)        (138)         (169)
           Other                                              (129)          56           437
                                                      ------------   ----------    ----------
                Total segment loss before income
                 taxes                                      (8,604)     (14,841)      (15,638)
                                                      ------------   ----------    ----------
        Other reconciling items:
           Investment and other income not
            attributable to segments                            34          248           500
           Interest and other expenses, net                    (67)        (532)         (823)
                                                      ------------   ----------    ----------
                Total reconciling items                        (33)        (284)         (323)
                                                      ------------   ----------    ----------
                Total loss before
                 income taxes                          $    (8,637)     (15,125)      (15,961)
                                                      ============   ==========    ==========

                                       32                            (Continued)

                 AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements - Restated

                   March 31, 2002, December 31, 2001 and 2000

        Asset information by reportable segment is not reported since the Company does not produce such information internally. Segment profit
        (loss) before income taxes is net of depreciation expense of $121,000 for the three months ended March 31, 2002 and $451,000 and $346,000 for the years ended December 31, 2001 and 2000, respectively.

(16)    PURCHASE OF COMPANY

        On February 27, 2002, KFS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Kingsway Financial Services Inc., an Ontario corporation (Kingsway or KFS), filed Schedule 13D with the Securities and Exchange Commission, in which it commenced a tender offer (the Tender Offer) for all of the outstanding shares of the Company's common stock and Series A convertible preferred stock and all of the Company's outstanding Class A common stock purchase warrants. The tender offer did not include an offer to purchase the Company's outstanding common stock purchase warrants expiring August 31, 2002 which had traded on NASDAQ under the symbol ACHIW. The tender offer was to have expired on April 1, 2002.

        On March 11, 2002, the Company's board of directors filed Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission, in which it recommended that holders of the Company's common stock accept the Tender Offer.

        The board of directors of the Company determined that the Tender Offer was advisable, fair to and in the best interests of the Company and the holders of its common stock. The board unanimously voted to recommend that holders of its common stock that wish to receive cash for their stock accept the Tender Offer. The Board, however, did not express an opinion with respect to the Tender Offer for the Series A convertible preferred stock or the Class A warrants.

        On March 27, 2002, KFS announced that the Illinois Director of Insurance approved its acquisition of control of the Company.

        On April 3, 2002, change in control occurred.

(17)    RELATED-PARTY TRANSACTIONS

        The following related-party transactions occurred in the year ended December 31, 2001:

        Janney Montgomery Scott LLC (JMS), an investment-banking firm, was engaged by the Company to provide a valuation of the Company in connection with a contemplated sale of the Company. JMS received $50,000 for providing the valuation. JMS was also engaged to provide a Fairness Opinion with respect to the Tender Offer by KFS (see note 15 to the consolidated financial statements). JMS received $150,000 for providing the Fairness Opinion.

        JMS also provided consulting services to the Company and assisted in the valuation of the stock options granted in 2001. JMS received $5,000 for providing the stock option valuation.

        William J. Barrett, who served on the board of directors of the Company, is a Senior Vice President of JMS.

                                       33